Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Newell Brands Inc. of our report dated February 26, 2016 relating to the financial statements and financial statement schedule of Jarden Corporation which appears in the Current Report on Form 8-K dated March 15, 2016 of Newell Rubbermaid Inc.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 15, 2016